UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Person
   PARKER, GREG A.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   ( ) Officer (give title below) (X) Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/16/2000 S             -12000      D      $46.750000                  D
Common Stock                       08/17/2000 M             4000        A      $7.500000                   D
Common Stock                       08/17/2000 D       V     -4000       D      $46.053200                  D
Common Stock                       08/17/2000 D       V     -12000      D      $46.187500                  D
Common Stock                       08/24/2000 M             3000        A      $14.875000                  D
Common Stock                       08/24/2000 M             10000       A      $14.843800                  D
Common Stock                       08/24/2000 D       V     -3000       D      $47.500000                  D
Common Stock                       08/24/2000 D       V     -10000      D      $47.500000 0                D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $7.5     08/17/2000 M               4000  02/22/1997 11/18/2000 Common  4000     $46.053200          D
(Right to buy)                                                                 Stock
Stock Options  $7.5     08/18/2000 H      V        4000  02/22/1997 11/18/2000 Common  4000     $0.000000  0        D
(Right to buy)                                                                 Stock
Stock Options  $9.6875  08/18/2000 H      V        2618  01/28/1998 11/18/2000 Common  2618     $0.000000           D
(Right to buy)                                                                 Stock
Stock Options  $9.6875  08/18/2000 H      V        4732  01/28/1998 11/18/2000 Common  4732     $0.000000  0        D
(Right to buy)                                                                 Stock
Stock Options  $14.8438 08/24/2000 M               10000 08/14/1998 11/18/2000 Common  10000    $47.500000 15000    D
(Right to buy)                                                                 Stock
Stock Options  $14.875  08/24/2000 M               3000  06/06/1997 11/18/2000 Common  3000     $47.500000 3000     D
(Right to buy)                                                                 Stock
Stock Options  $21.125  08/18/2000 H      V        35268 01/20/1999 11/18/2000 Common  35268    $0.000000           D
(Right to buy)                                                                 Stock
Stock Options  $21.125  08/18/2000 H      V        4732  11/18/2000 11/18/2000 Common  4732     $0.000000  17732    D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/18/2000 H      V        3742  08/18/2000 08/18/2000 Common  3742     $0.000000  0        D
(Right to buy)                                                                 Stock
Stock Options  $26.7188 08/18/2000 H      V        96258 11/18/2000 11/18/2000 Common  96258    $0.000000  0        D
(Right to buy)                                                                 Stock
Stock Options  $38.4375 08/18/2000 H      V        2601  11/18/2000 11/18/2000 Common  2601     $0.000000           D
(Right to buy)                                                                 Stock
Stock Options  $38.4375 08/18/2000 H      V        22399 11/18/2000 11/18/2000 Common  22399    $0.000000  0        D
(Right to buy)                                                                 Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ GREG A. PARKER

DATE
09/08/2000